PROSPECTUS SUPPLEMENT NO. 9                     Filed Pursuant to Rule 424(b)(3)
TO THE PROSPECTUS DATED                        Relating to Form S-3 Registration
DECEMBER 1, 2000                                         Statement No. 333-50036



                            DEVON ENERGY CORPORATION


                   760,000,000 Principal Amount at Maturity of
             Zero Coupon Convertible Senior Debentures Due 2020 and
                             Shares of Common Stock
                   Issuable upon Conversion of the Debentures



     This Prospectus Supplement relates to the offering for resale of Devon's zero coupon convertible senior debentures due 2020 and the shares of Devon's common stock issuable upon conversion of the debentures.

     The selling security holder table on pages 6-8 of the prospectus is amended by this supplement to add the following entities as selling security holders and to list the amount of the securities beneficially owned and being offered for sale by such security holders:

                                                                   Shares of
                                    Convertible Debentures        Common Stock
                                    ----------------------        ------------
                                    Held       Offered by this   Offered by this
                                   Before         Prospectus       Prospectus
Selling Security Holder           Offering        Supplement     Supplement(1)
-----------------------           --------        ----------     ---------------
KBC Financial Products USA Inc.  $ 2,000,000      $ 2,000,000        11,519
McMahan Securities Co., L.P.     $   300,000      $   300,000         1,728

(1)  Assumes  conversion  of the full amount of debentures by each holder at the initial conversion rate of 5.7593 shares of common stock per $1,000 principal amount of debentures at maturity.


                   The Date of this Supplemental Prospectus is
                                 September 7, 2001